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                                                                   Exhibit 10.25

                               SEVERANCE AGREEMENT

                  THIS AGREEMENT by and between Air Products and Chemicals, Inc., a Delaware corporation (hereinafter "Air Products" or the "Company"), with its principal office in Allentown, Pennsylvania, and John P. Jones III (the "Executive"), an individual residing at 220 North Main Street, Allentown, Pennsylvania, 18104, dated and effective as of November 20, 2003.

                  WHEREAS, the Executive is the Chairman, Chief Executive Officer and President of the Company and has made and is expected to continue to make major contributions to the short and long term profitability, growth, and financial strength of the Company; and

                  WHEREAS, the Management Development and Compensation Committee of the Board of Directors of Air Products has determined that it is in the best interests of the Company and its shareholders to take appropriate steps to encourage the continued attention and dedication of the Executive to his assigned duties without distraction; and

                  WHEREAS, in consideration of the Executive's continued employment with the Company, the Company desires to provide the Executive with certain compensation and benefits set forth in this Agreement to ameliorate the financial and career impact on the Executive were the Executive's employment with the Company to be terminated under certain circumstances.

                  NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

         (a) "Benefit" or "Benefits" means any or all of the benefits that the Executive is entitled to receive pursuant to Section 2 of this Agreement.

         (b)      "Board" means the Board of Directors of Air Products.

         (c) "Bonus" means 100% of the midpoint target bonus for the Executive's salary grade, determined as of the Executive's Employment Termination Date under the grant guidelines for the Air Products Annual Incentive Plan or similar successor or substitute annual incentive plan or program.

         (d)      "Cause" means:

                  (i) the willful and continued failure by the Executive to substantially perform his duties with the Company (other than any such failure resulting from his

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Disability or occurring after the issuance by the Executive of a notice of
Constructive Termination) over a period of not less than thirty days after a demand for substantial performance is delivered to the Executive by the Board which identifies the manner in which the Board believes that the Executive has not substantially performed his duties; or

                  (ii) the willful misconduct of the Executive materially and demonstrably injurious to the Company (including ,without limitation, any willful breach by the Executive of Appendix B of this Agreement as if in effect at the time the willful misconduct took place); provided that no act or failure to act on the Executive's part will be considered willful if done, or omitted to be done, by him in good faith and with reasonable belief that his action or omission was in the best interest of the Company.

         (e) "Change in Control" means "change in control" as such term is defined in that certain severance agreement between the Executive and the Company dated September 16, 1999 (the "CIC Agreement").

         (f)      "Code" means the Internal Revenue Code of 1986, as amended.

         (g) "Committee" means the Management Development and Compensation Committee of the Board, that may act on behalf of the Company with respect to the Agreement as provided herein.

         (h) "Company" means Air Products and Chemicals, Inc. The term "Company" shall include any Subsidiary or any successor to Air Products such as a corporation succeeding to the business of Air Products or any Subsidiary, by merger, consolidation or liquidation, or purchase of assets or stock or similar transaction.

         (i) "Constructive Termination" means the termination of the Executive's employment with the Company by the Executive as a result of one of the following events, without the Executive's express written consent unless the event is remedied by the Company within 30 days after receipt of written notice thereof given by the Executive:

                  (i) A material change in or failure to hold the titles and positions of Chairman of the Board and Chief Executive Officer, other than a circumstance where the Executive continues to serve as a director but relinquishes the title and position of Chairman of the Board in order for the Company to comply with applicable law or conform to stock exchange listing standards;

                  (ii) A material reduction in overall compensation opportunity, taking into account combined Salary and Bonus and Long-Term Incentive Plan compensation as in effect on the date of this Agreement or thereafter, if higher; or

                  (iii) A termination of or a material adverse amendment to this Agreement.

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In no event shall the termination of the Executive's employment with the Company on account of death, voluntary resignation other than on account of Constructive Termination, Disability or Cause be deemed to be a Constructive Termination.

A termination of employment by the Executive on account of Constructive Termination shall be effectuated by giving the Company written notice of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Constructive Termination and the specific provision(s) of this Agreement on which the Executive relies. A termination of employment by the Executive on account of Constructive Termination shall be effective as of the first business day following the end of the Company's 30-day cure period, unless a later date is agreed upon by the Company and the Executive.

         (j) "Disability" means the Executive incurs a permanent disability within the meaning of the Company's long-term disability plan.

         (k) "Employment Termination Date" means the date specified or agreed to by the Executive or the Committee in writing, as applicable, on which the active employment relationship between the Executive and the Company is to be and is in fact terminated.

         (l) "Fiscal Year" means each period commencing on October 1 and ending on the subsequent September 30 during which this Agreement is in effect.

         (m) "Involuntary Termination" means the termination of the Executive's active employment relationship with the Company either: (i) by the Company for any reason other than Cause, death, or Disability not later than the thirtieth day following written notice of such termination by the Company to the Executive; or (ii) on account of a Constructive Termination.

         (n) "Long-Term Incentive Plan" means the Air Products Long-Term Incentive Plan approved by Air Products' shareholders most recently on January 23, 2003, together with all predecessor and similar successor or substitute intermediate and/or long-term incentive compensation plan or program.

         (o) "Salary" means an amount equal to the annual rate of the Executive's base salary payable to the Executive in all capacities with the Company and its Subsidiaries or affiliates for the Fiscal Year in which the Executive's Employment Termination Date occurs.

         (p) "Subsidiary" means any corporation in which the Company owns, directly or indirectly, more than 50% of the voting securities

2. Involuntary Termination. In the event that the Executive's employment is terminated on account of an Involuntary Termination, upon the Executive's Employment Termination Date and his satisfaction of the conditions specified in
Section 3, the

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Executive shall be entitled to receive the Benefits described in (a) through (c)
below in accordance with the payout provisions of Section 4:

         (a)      Cash Benefits.

                  (i) a cash severance Benefit equal to three times the aggregate of the Executive's Salary plus Bonus,

                  (ii) an amount in lieu of the Executive's bonus which would have been paid under the Air Products Annual Incentive Plan or similar successor or substitute annual incentive plan or program for the Fiscal Year in which the Employment Termination Date occurs, equal to the Bonus multiplied by a fraction, the numerator of which is the number of days in the current Fiscal Year through the Executive's Employment Termination Date, and the denominator of which is 365,

                  (iii) any accrued but unpaid vacation pay, any similar unpaid items that have accrued and to which the Executive has become entitled as of his Employment Termination Date, including declared but unpaid bonuses and unreimbursed employee business expenses,

                  (iv) a $40,000 stipend to cover miscellaneous transition expenses including outplacement assistance and legal fees incurred at the time of or in connection with the Involuntary Termination, and

                  (v) supplemental pension benefits paid by the Company equal to the excess of (i) those pension benefits calculated by adding three years of service to the Executive's actual service credited for benefit accrual purposes under the the Company's Pension Plan for Salaried Employees and Supplementary Pension Plan (together, the "Pension Plans") and assuming that the Executive had satisfied as of the Employment Termination Date the age and service requirements for any early retirement subsidy available under the Pension Plans over (ii) the Executive's accrued vested pension benefits under the Pension Plans as of the Employment Termination Date. The supplemental pension benefits payable hereunder shall be paid at the same time and in the same form as the Executive elects for his Supplementary Pension Plan benefit.

         (b) Long-Term Incentive Plan Benefits. In addition to the Benefits payable under (a) above, the Executive's outstanding Long-Term Incentive Plan awards shall be treated as follows:

                  (i) All stock options and stock appreciation rights which are outstanding as of the Executive's Employment Termination Date shall continue to vest in accordance with their normal vesting schedule (if not fully vested as of the Employment Termination Date) and shall remain in effect for the remainder of their stated term, as set forth in the agreements governing such awards, in each case as if the Executive had continued in employment following the Employment Termination Date; provided, however, that the number of shares subject to any stock option granted less than one year

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
prior to the Employment Termination Date shall be reduced by multiplying the number of shares by a fraction the numerator of which is the number of days worked in the Fiscal Year in which the Employment Termination Date occurs and the denominator of which is 365.

                  (ii) All unearned performance shares or other awards with performance-based vesting or earnout shall earn out or vest consistent with the decision made by or on behalf of the Company for other senior executives for the relevant cycle and shall be paid out promptly following earn-out or vesting (or, if later, the end of the revocation period of the release described in Section
3).

                  (iii) All awards, including career shares and earned but deferred performance shares, which are subject to time-based vesting or other non-performance-based conditions, shall be paid out promptly following the Executive's Employment Termination Date (or, if later, the end of the revocation period of the release described in Section 3).

         (c) Medical Benefits. For the period described in the next sentence, the Company will provide to the Executive and his dependents benefits equivalent to those provided by the Company under the medical plan in which the Executive was participating on the Employment Termination Date; provided, however, that the Company may elect to pay the Executive cash in lieu of coverage under such plans or programs in an amount equal to Executive's after-tax cost of continuing such coverage, where such coverage may not be continued (or where such continuation would adversely affect the tax status of the plan or program pursuant to which the coverage is provided). The period during which any of these benefits shall be provided shall commence on the day after the revocation period for the release required by Section 3 expires, but retroactive to the Employment Termination Date, and shall continue until the earliest of (i) the Executive's death, (ii) the third anniversary of the Executive's Employment Termination Date, or (iii) the date on which any such benefit would otherwise have ceased to be provided to the Executive under any such plans or programs, as in effect on the Executive's Employment Termination Date had the Executive not incurred an Employment Termination Date. In the event of the Executive's death during the period specified above, benefits in respect of the Executive or the Executive's beneficiaries shall be provided in accordance with the terms of each of the plans or programs applicable to active employees of the Company. Any continuation of health benefits pursuant to this subparagraph shall not run concurrent with any continuation rights owed to the Executive pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and for purposes of applying COBRA with respect to the Executive's coverage under any group health plan, the end of coverage under this subparagraph shall be deemed to be the date of a qualifying event resulting from the termination of a covered employee.

3. Conditions to Entitlement to Benefit. To be eligible to receive any Benefits under this Agreement after the Executive's Employment Termination Date has been set, the Executive must (a) continue in his then current office and perform such duties for the

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Company as are typically related to the Executive's position (or such other position as the Committee reasonably requests) including identifying, recruiting and/or transitioning the Executive's successor, in all events performing all assigned duties in the manner reasonably directed by the Committee, in its sole discretion, but consistent with his title and position with the Company, and cease his employment on, and not retire before, the Employment Termination Date;
(b) execute a release and discharge (without revocation) of the Company, in substantially the form attached hereto as Appendix A, from any and all claims, demands or causes of action (other than as provided in said Appendix A), within 21 days of its presentation to the Executive; and (c) execute the Noncompetition, Nonsolicitation, and Nondisparagement Agreement that extends for the three-year period following the Executive's Employment Termination Date in substantially the form attached hereto as Appendix B, with such changes therein as the Committee shall reasonably determine to be required by applicable law or regulation, or as otherwise mutually agreed. Benefits due hereunder shall be paid in accordance with Section 4 provided that the Executive has complied in all respects with the requirements of this Section 3. On the date that the Executive's release becomes irrevocable, the Company shall execute a release in favor of the Executive, substantially in the form attached hereto as Annex 1, with such changes therein as the Committee shall reasonably determine to be required by applicable law.

4. Method of Payment. The cash Benefits to which the Executive is entitled, as determined pursuant to Section 2(a) hereof, shall be paid in a lump sum following the Executive's Employment Termination Date, subject to all employment and withholding taxes applicable to the type of payments made. In general, payments shall be made within 30 days after the Executive's Employment Termination Date or, if later, after the expiration of any revocation period for the release signed by the Executive pursuant to Section 3. Long-Term Incentive Plan awards, referred to in Section 3, will be paid in the form, and subject to applicable withholding, as provided in the respective award agreements.

5.       Death or Disability.

         (a) If the Executive incurs a Disability or dies before the Employment Termination Date has been set, no payments or other benefits will be due and owing under this Agreement to the Executive or, in the case of his death, to his estate or beneficiary.

         (b) If the Executive incurs a Disability or dies after his Employment Termination Date has been set but not attained, the Committee shall cause any payments and benefits due under this Agreement to be paid to the Executive or, in the case of his death, to the Executive's designated beneficiary or to his estate; provided, however, that if the Executive dies after he has retired prior to attaining the Employment Termination Date, no payments and benefits shall be due and owing under this Agreement to the Executive's designated beneficiary, his estate, or any other person. For this purpose, "retire" means to have separated from employment and begun to receive an immediate pension benefit under a Company-sponsored defined benefit pension plan.

The Executive's beneficiary designation shall be made in the manner, and at the time, prescribed by the Committee in its sole discretion. In the absence of an effective beneficiary designation hereunder, the Executive's estate shall be deemed to be the designated beneficiary.

6. Change in Control. In the event of a Change in Control of the Company, the CIC Agreement shall continue in full force and effect and this Agreement shall be null and void; and, if the Change in Control occurs after the Employment Termination Date has been set but before the Employment Termination Date, the CIC Agreement shall continue in full force and effect and the Employment Termination Date under this Agreement shall be treated under the CIC Agreement as the Executive's "Employment Termination Date" for other than death, "Disability" or "Cause", as such terms appearing in quotations are defined in the CIC Agreement, and this Agreement shall be null and void.

7. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify. Vested benefits and other amounts that the Executive is otherwise entitled to receive on or after the Employment Termination Date under any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its affiliated companies shall be payable in accordance with such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

8. No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

9.       Successors and Assigns.

         (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

         (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

         (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

                                       7

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10.      Arbitration. The Company and the Executive mutually consent to the resolution by arbitration, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, to be held in Philadelphia, Pennsylvania, of all claims or controversies, other than a claim which is primarily for equitable relief or an injunction to enforce a right or remedy under Appendix B of this Agreement, arising out of the Executive's employment (or its termination) that the Company may have against the Executive or that the Executive may have against the Company or against its officers, directors, shareholders, employees or agents in their capacity as such. The parties shall share the fees and costs of the arbitrator and all other costs in connection with any arbitration and each party shall bear its legal fees and expenses. Any such arbitration proceedings must be instituted by the party requesting a resolution within twelve months of the time that party knew, or should have known, of the dispute as to the events or facts giving rise to the claims or controversies requiring resolution. The failure to institute arbitration proceedings within such period shall constitute an absolute bar to the institution of any proceedings and a waiver of all claims.

11. Legal Fees. The Company agrees to pay all legal fees reasonably incurred by the Executive in connection with the negotiation and preparation of this Agreement.

12. Notice. All notices and other communications under this Agreement shall be in writing and shall be given by hand to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                           If to the Executive:

                           John P. Jones III
                           220 North Main Street
                           Allentown, PA 18104

                           With a required copy to:

                           Paul Kimbol, Esquire
                           Dechert LLP
                           4000 Bell Atlantic Tower
                           1717 Arch Street
                           Philadelphia, PA 19103

                           If to the Company:

                           Air Products and Chemicals, Inc.
                           7201 Hamilton Boulevard
                           Allentown, PA 18195-1501
                           Attention: General Counsel

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                           With a required copy to:

                           Robert J. Lichtenstein, Esquire
                           Morgan, Lewis & Bockius LLP
                           1701 Market Street
                           Philadelphia, PA 19103

or to such other address as either party furnishes to the other in writing in accordance with this Section 12. Notices and communications shall be effective when actually received by the addressee.

13.      Miscellaneous.

         (a) This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

         (b) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

         (c) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

         (d) The Executive's or the Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

         (e) This Agreement supersedes and replaces all prior agreements except the CIC Agreement and the Employee Patent, Copyright and Confidential Information Agreement attached hereto as Appendix C, and sets forth the entire understanding among the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved and executed by the Executive.

         (f) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

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         (g)      The respective rights and obligations of the parties hereunder shall survive any termination of the Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

         IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization of the Committee, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

AIR PRODUCTS AND CHEMICALS, INC.

By: /s/ James F. Hardymon
   ----------------------------------

Name: James F. Hardymon
Title: Chairman, Management Development and
        Compensation Committee

EXECUTIVE

     /s/ John P. Jones III
-------------------------------------
John P. Jones III

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

                                   APPENDIX A
                                 GENERAL RELEASE

1. John P. Jones III (the "Executive"), for and in consideration of (a) certain severance benefits to be paid and provided to the Executive by Air Products and Chemicals, Inc. (the "Company") under the written severance agreement between the Company and the Executive dated November 20, 2003 (the "Severance Agreement") and (b) the Company's execution of a release in favor of the Executive, on the date this General Release becomes irrevocable, substantially in the form attached hereto as Annex 1, and conditioned upon such payments and provisions, does hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company, and each of its past or present subsidiaries and affiliates, its and their past or present officers, directors, shareholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company, or of its past or present subsidiaries or affiliates, and the past or present trustees, administrators, agents, or employees of the pension and employee benefit plans (hereinafter collectively included within the term the "Company"), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which the Executive ever had, now have, or hereafter may have, or which the Executive's heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of the Executive's employment with the Company to the date of this Release and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to the Executive's employment relationship and the termination of the Executive's employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Pennsylvania Human Relations Act, 43 PA. C.S.A. Sections 951 et seq., as amended, the Rehabilitation Act of 1973, 29 USC Sections 701 et seq., as amended, Title VII of the Civil Rights Act of 1964, 42 USC Sections 2000e et seq., as amended, the Civil Rights Act of 1991, 2 USC Sections 60 et seq., as applicable, the Age Discrimination in Employment Act of 1967, 29 USC Sections 621 et seq., as amended ("ADEA"), the Americans with Disabilities Act, 29 USC Sections 706 et seq., and the Employee Retirement Income Security Act of 1974, 29 USC Sections 301 et seq., as amended, any contracts between the Company and the Executive and any common law claims now or hereafter recognized and all claims for counsel fees and costs; provided, however, that this Release shall not apply to any entitlements under the terms of the Severance Agreement or under any other plans or programs of the Company in which the Executive participated and under which the Executive has accrued and become entitled to a benefit other than under any Company separation or severance plan or programs. Notwithstanding the foregoing, the Executive understands that the Executive shall be indemnified by the Company as to any liability, cost or expense for which the Executive would have been entitled to be indemnified during employment, including for service as a director, in accordance with the Company's certificate of incorporation or insurance coverages in force for employees of the Company, as reviewed from time to time generally, in the future, serving in executive capacities for actions taken on behalf of the

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Company within the scope of the Executive's service as a director of and/or employment by the Company.

2. Subject to the limitations of paragraph 1 above, the Executive expressly waives all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims. The Executive understands the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims.

3. The Executive hereby agrees and recognizes that his employment by the Company was/will be permanently and irrevocably severed on ___________________, 20__ and the Company has no obligation, contractual or otherwise to the Executive to hire, rehire or reemploy the Executive in the future. The Executive acknowledges that the terms of the Severance Agreement provide him with payments and benefits which are in addition to any amounts to which the Executive otherwise would have been entitled.

4. The Executive hereby agrees and acknowledges that the payments and benefits provided by the Company are to bring about an amicable resolution of the Executive's employment arrangements and are not to be construed as an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company and that the Severance Agreement was, and this Release is, executed voluntarily to provide an amicable resolution of the Executive's employment relationship with the Company.

5. The Executive hereby acknowledges that nothing in this Release shall prohibit or restrict the Executive from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company's designated legal, compliance or human resources officers; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

6. The Executive hereby certifies that the Executive has read the terms of this Release, that the Executive has been advised by the Company to discuss it with his attorney, that the Executive has received the advice of counsel and that the Executive understand its terms and effects. The Executive acknowledges, further, that the Executive is executing this Release of his own volition with a full understanding of its terms and effects and with the intention of releasing all claims recited herein in exchange for the consideration described in the Agreement, which the Executive acknowledges is adequate and satisfactory to his. None of the above named persons, nor their agents, representatives, or attorneys have made any representations to the Executive concerning the terms or effects of this Release other than those contained herein.

7. The Executive hereby acknowledges that the Executive has been informed that he has the right to consider this Release for a period of 21 days prior to execution. The

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Executive also understands that the Executive has the right to revoke this
Release for a period of seven days following execution by giving written notice to the Company at 7201 Hamilton Boulevard, Allentown Pennsylvania 18195-1501,
Attention: General Counsel.

8. The Executive hereby further acknowledges that the terms of Appendix B of the Severance Agreement and the provisions of the Employee Patent, Copyright and Confidential Information Agreement entered into by him effective as of November 20, 2003 (a copy of which is attached to the Severance Agreement as Appendix C) continue to apply for the balance of the time periods provided therein and that the Executive will abide by and fully perform such obligations.

9. This Release shall be construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to its conflict of laws provisions.

Intending to be legally bound hereby, the Executive execute the foregoing Release this ___ day of _____________, 20 ___.

___________________________         ___________________________
Witness                             Executive

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                                     ANNEX 1
                                 GENERAL RELEASE

1. Air Products and Chemicals, Inc. (the "Company") on its behalf and on behalf of its subsidiaries and affiliates, their officers, directors, partners, employees and agents, their respective successors and assigns, heirs, executors and administrators (hereinafter collectively included within the term "Company"), for and in consideration of John P. Jones III (the "Executive") executing the general release of claims against the Company dated _______________ (the "Executive's Release of the Company"), and other good and valuable consideration, does hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Executive, his assigns, heirs, executors and administrators (hereinafter collectively included within the term "Executive"), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which it ever had, now have, or hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of the Executive's employment with the Company to the date of this Release arising from or relating in any way to the Executive's employment relationship and the termination of his employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, any contracts between the Company and the Executive, other than the Executive's Release of the Company, the Executive's Noncompetition, Nonsolicitation, and Nondisparagement Agreement with the Company, and the Employee Patent, Copyright and Confidential Information Agreement entered into by the Executive on November 20, 2003, and any common law claims now or hereafter recognized and all claims for counsel fees and costs, but in no event shall this release apply to any action attributable to a criminal act or to an action which Executive knew or should have known was outside the scope of the Executive's employment.

2. Subject to the limitations of paragraph 1 above, the Company expressly waives all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims. The Company understands the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims.

3. The Company hereby certifies that it has been advised by counsel in the preparation and review of this Release.

4. This Release shall be construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to its conflict of laws provisions.

Intending to be legally bound hereby, Air Products and Chemicals, Inc. executes the foregoing Release this ____ day of ____________, 20__.

_______________________________ By:________________________
Witness

                                   APPENDIX B
              NONCOMPETITION, NONSOLICITATION, AND NONDISPARAGEMENT
                                   AGREEMENT

John P. Jones III (the "Executive"), for and in consideration of (a) certain severance benefits to be paid and provided to the Executive by Air Products and Chemicals, Inc. (the "Company") under the written severance agreement between the Company and the Executive dated November 20, 2003 (the "Severance Agreement"), and (b) the Company's execution of a release in favor of the Executive, hereby covenants and agrees as follows:

1. The Executive acknowledges that the Company is generally engaged in business throughout the world. During the Executive's employment by the Company and for three years after the Executive's Employment Termination Date (as defined in the Severance Agreement), the Executive agrees that he will not, unless acting with the prior written consent of the Company, directly or indirectly, own, manage, control, or participate in the ownership, management, or control of, or be employed or engaged by, or otherwise affiliated or associated with, as an officer, director, employee, consultant, independent contractor, or otherwise, any corporation, partnership, proprietorship, firm, association, or other business entity which is engaged in any manner anywhere in the industrial gas business, the chemicals business, the home healthcare business, i.e., the provision by the Company of homecare products and services related to durable medical equipment, respiratory therapy, infusion services and/or enteral therapy and related pharmacy services, or any other business which, as of the Employment Termination Date, is engaged in by the Company, has been reviewed with the Board for development to be owned or managed by the Company, and/or has been divested by the Company but as to which the Company has an obligation to refrain from involvement, but only for so long as such restriction applies to the Company; provided, however, that (i) with respect to the Company's chemical business the Executive and the Company agree that he will be so limited only with respect to Bayer Corporation, BASF Corporation, Imperial Chemical Industries, PLC, Forbo Group, Rohm & Haas Co., Lyondell Chemical Company, National Starch and Chemical Company, Wacker Group, and Celanese AG and such other chemical company or companies which the Company may reasonably designate as of the Employment Termination Date based on the then business of the Company in relation to such other entities but consistent with the type of companies already listed, and (ii) with respect to the Company's home healthcare business the Executive and the Company agree that he will be so limited only with respect to Apria Healthcare Group, Lincare/Lincare Holdings Inc., Rotech Healthcare Inc., American HomePatient, Praxair, and Air Liquide unless and until the Company generates at least 15% of its gross revenues from the home healthcare business ; and provided further, however, that the ownership of not more than 5% of the equity of a publicly-traded entity shall not be deemed to be a violation of this paragraph.

2. The Executive also agrees that he will not, directly or indirectly, during the period described in paragraph (1), induce any person who is an employee, officer, director, or agent of the Company, to terminate such relationship, or employ, assist in employing or otherwise be associated in business with any present or former employee or officer of the Company, including without limitation those who commence such positions with the Company after the Employment Termination Date.

3. For the purposes of this Agreement, the term "Company" shall be deemed to include Air Products and the subsidiaries and affiliates of Air Products as in existence at any relevant date.

4. The Executive acknowledges and agrees that the restrictions contained in this Agreement are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should the Executive breach the provisions of this Section. The Executive represents and acknowledges that (i) the Executive has been advised by the Company to consult the Executive's own legal counsel in respect of this Agreement, (ii) the Executive has consulted with and been advised by his own counsel in respect of this Agreement, and (iii) the Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with the Executive's counsel.

5. The Executive further acknowledges and agrees that a breach of the restrictions in this Agreement will not be adequately compensated by monetary damages. The Executive agrees that the Company shall be entitled to (i) preliminary and permanent injunctive relief, without the necessity of proving actual damages, or posting of a bond, (ii) an equitable accounting of all earnings, profits and other benefits arising from any violation of this Agreement, and (iii) enforce the terms, including requiring forfeitures, under other plans, programs and agreements under which the Executive has been granted a benefit contingent on a covenant similar to those contained in this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that the provisions of this Agreement should ever be adjudicated to exceed the limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.

6. If the Executive breaches his obligations under this Agreement, he agrees that suit may be brought, and that he consents to personal jurisdiction, in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Allentown, Pennsylvania; consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding; and waives any objection which he may have to the laying of venue of any such suit, action or proceeding in any such court. The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.

7. The Executive further agrees, covenants, and promises that he will not in any way communicate the terms of this Agreement to any person other than his immediate family and his attorney and financial consultant or when necessary to advise a third party of his obligations under this Agreement. Notwithstanding the foregoing, the Company and Executive also agree that for a period of three years following the Employment Termination Date, the Executive will provide and that at all times after the date hereof the Company may similarly provide, with prior written notice to the Executive, a copy of this Agreement to any business or enterprise (i) which the Executive may directly or indirectly own, manage, operate, finance, join, control or of which he may participate in the ownership, management, operation, financing, or control, or (ii) with which the Executive may be connected as an officer, director, employee, partner, principal, agent, representative, consultant, or otherwise, or in connection with which the Executive may use or permit to be used the Executive's name. The Executive agrees not to disparage the name, business reputation, or business practices of the Company or its subsidiaries or affiliates, or its or their officers, employees, or directors, and the Company agrees not to disparage the name or business reputation of the Executive.

8. The Executive hereby expressly acknowledges and agrees that (i) the provisions of the Employee Patent, Copyright and Confidential Information Agreement entered into by him on November 20, 2003 (a copy of which is attached hereto as Appendix C), shall continue to apply in accordance with its terms, and
(ii) the provisions of the Executive's outstanding incentive award agreements granted under the Company's Long-Term Incentive Plan, as defined in the Agreement, shall continue to apply in accordance with their terms except as otherwise provided in Section 2 of the Severance Agreement and except that, for purposes of interpreting the provisions of the first indented clause of Section 2 of the "Conditions"(as defined in, and as set forth in Exhibit A to, each of the Executive's award agreements under the Long-Term Incentive Plan), "in Competition with the Company" shall be construed as provided in this Agreement.

9. No failure or delay on the part of the Company in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any further or other exercise thereof or the exercise of any other right or power hereunder. No modification or waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective until the same shall be in writing and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

10. This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to its conflict of laws provisions.

This Agreement shall extend to and inure to the benefit of the respective successors and assigns of the Company.

Intending to be legally bound hereby, the Executive execute the Noncompetition, Nonsolicitation, and Nondisparagement Agreement this ___ day of _____________, 20 ___.

___________________________         ________________________
Witness                             Executive

[AIR PRODUCTS LOGO]

        EMPLOYEE PATENT, COPYRIGHT AND CONFIDENTIAL INFORMATION AGREEMENT

In consideration of my employment by Air Products and Chemicals, Inc., its divisions, affiliates and subsidiaries (all, collectively, referred to hereinafter as the Company), I agree that I will:

A. Communicate to the Company promptly and fully in writing, in such format as the Company may deem appropriate, all inventions made or conceived by me whether alone or jointly with others from my time of entering the Company's employ until I leave, and as requested, to assign to the Company those of such inventions which (1) relate to a field of business, research or investigation in which the Company has an interest, or (2) result from, or are suggested by, any work which I may do for or on behalf of the Company;

B. Make and maintain adequate permanent records of all such inventions, in the form of memoranda, notebook entries, drawings, print-outs or reports relating thereto, in keeping with then current Company procedures. I agree that these records, as well as the inventions themselves, shall be and remain the property of the Company at all times;

C. Cooperate with and assist the Company and its nominees, at their sole expense, during my employment and thereafter, in securing and protecting patent rights in which I am a named inventor or other similar rights in the United States and foreign countries. In this connection, I specifically agree to execute all papers which the Company deems necessary to protect its interests including the execution of assignments of invention and to give evidence and testimony, as may be necessary, to secure and enforce the Company's rights;

D. Except as the Company may otherwise authorize in writing, not use or disclose to others, reproduce or copy at any time, except as my Company duties may require, either during or subsequent to my employment, any private information of the Company or of others as to whom the Company has an obligation of confidentiality which may come to my attention or be developed by me during the course of my employment other than information which is or becomes public knowledge in a lawful manner;

E. Upon termination of my employment with the Company, deliver to it all records, data and memoranda of any nature which are in my possession or control and which relate to my employment or the activities of the Company, including, for example, notebooks, diaries, reports, photographs, films, manuals and computer software media.

F. Following termination of my employment, honor and abide by my continuing obligation of confidentiality. I agree that, in any situation which arises and involves a question of my freedom to disclose particular information to a subsequent employer or anyone else, I will contact the Company in writing and elicit its opinion on my freedom to make such a disclosure.

It is also agreed that:

G. All creative works which I produce during my employment and which relate to the Company's business or technology shall be considered to have been prepared for the Company as a part of and in the course of my employment. Any such work shall be owned by the Company regardless of whether it would otherwise be considered a work made for hire. Such works shall include, among other things, computer programs and documentation, non-dramatic literary works (e.g. professional papers and journal articles), visual arts (e.g. pictorial, graphic and three dimensional), sound recordings, motion pictures and other audiovisual works.

H. Nothing in this agreement shall bind me or the Company to any specific period of service or employment, nor shall the termination of such employment in any way affect the obligations assumed by me herein. Further, this agreement replaces any and all prior agreements or understandings between me and the Company concerning these subjects;

I. This agreement shall bind my heirs, executors, and administrators, and shall inure to the benefit of the successors and assigns of the Company.

J. I will not disclose to any other employee of the Company any information as to which I owe a continuing obligation of confidentiality to a previous employer or client. Any inventions, patented or unpatented, which were made or conceived by me prior to my employment are excluded from the operation of this agreement, and I warrant that there are no such inventions, other than those listed by me in the space provided on the back of this document.

WITNESS: ____________________________       ______________________________(L.S.)
                                                 Signature of Employee

                                            DATED:

           (LIST INVENTION INFORMATION ON THE BACK OF THIS AGREEMENT.)

                                   APPENDIX C

     Description                Patent Nos. or         Assignment or Disposition
         of                    Application  Nos.         Employee Has Made or
      Invention                    (if any)             Will Make of Invention
_______________________    ________________________    _________________________
_______________________    ________________________    _________________________
_______________________    ________________________    _________________________
_______________________    ________________________    _________________________
_______________________    ________________________    _________________________
_______________________    ________________________    _________________________
_______________________    ________________________    _________________________
_______________________    ________________________    _________________________
_______________________    ________________________    _________________________
_______________________    ________________________    _________________________
_______________________    ________________________    _________________________
_______________________    ________________________    _________________________